EXHIBIT 23



                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
Cytogen Corporation:

We consent to the incorporation by reference in the registration statement (no. 333-59718) on Form S-8 of Cytogen Corporation of our report dated June 20, 2002, with respect to the statement of net assets available for plan benefits of Cytogen Retirement Savings Plan as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001, and the related supplemental schedule, which report appears in the December 31, 2001, annual report on Form 11-K of the Cytogen Retirement Savings Plan.


/s/ KPMG LLP

Princeton, New Jersey
June 26, 2002








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